Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Arcus Biosciences, Inc. 2018 Equity Incentive Plan and the Arcus Biosciences, Inc. 2018 Employee Stock Purchase Plan, of our reports dated February 28, 2023, with respect to the consolidated financial statements of Arcus Biosciences, Inc. and the effectiveness of internal control over financial reporting of Arcus Biosciences, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California
February 28, 2023